EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into this 30th day of September, 2000 by and between NORTH
COUNTRY FINANCIAL CORPORATION, a Michigan corporation
(the "Company"), and SHERRY LITTLEJOHN (the
"Executive").

                       RECITALS
     The Executive is employed by the Company as its Chief Operating Officer and serves as a Director of the Company. The Company desires to continue to employ the Executive pursuant to the terms of this Employment
Agreement and the Executive desires to continue to be employed by the Company in accordance with the terms and provisions contained herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows.

     1.   Employment.

          (a)  The Company hereby employs the
Executive, and the Executive hereby accepts employment, on the terms and subject to the conditions contained herein.

          (b)  During the Employment Term as defined in
Section 2, below, the Executive shall serve as the President and Chief Operating Officer (jointly the
"COO") of the Company, faithfully and to the best of the Executive's ability, subject to the direction of the Board of Directors and, in such capacity, shall supervise, manage and administer the operations, business and affairs of the Company and shall perform such duties and exercise such power and authority as may from time to time be delegated to the Executive by the Board of Directors consistent with the Executive's status as COO. During the Employment Term, the Executive shall also serve as a Director of the Company
(for so long as the Executive shall be nominated and elected to fill such position). Executive may receive whatever additional compensation for serving in such Director related capacity(ies) as may be determined from time to time by the Company's Board of Directors.
During the Employment Term, the Executive shall also serve as the COO of North Country Bank and Trust (the
"Bank") and as a Director of the Bank (for so long as the Executive shall be nominated and elected to fill such position). In addition, the Executive shall serve as an officer and/or director of such subsidiaries of the Company as may be designated by their Boards of Directors and/or shareholders. Executive may receive whatever additional compensation for serving in such Director and Officer related capacity(ies) as may be determined from time to time by the Company's Board of Directors.

          (c)  During the Employment Term, and
excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of her business time, efforts and skills to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Term, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and
(C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     2. Employment Term. The term of the employment of Executive under this Agreement (the "Employment
Term") shall commence as of the date hereof and shall continue, unless sooner terminated under Section 7 hereof, until September 30th, 2003. At the end of each day of the Employment Term, this Agreement shall be automatically extended for one (1) day unless either the Company or the Executive shall have given written notice to the other at least thirty (30) days prior thereto that the Employment Term shall not be so extended.

     3.   Salary.

          (a)  During the Employment Term, Executive
shall be paid a salary at the rate of  Two Hundred
Fifty and 00/100 Dollars $250,000.00 per annum (the
"Annual Base Salary"), payable in equal installments in accordance with the Company's customary payroll practices in effect from time to time.

          (b)  Executive's Annual Base Salary shall be
reviewed at least annually by the Compensation
Committee of the Company's Board of Directors (the
"Compensation Committee") and may be increased at any time and from time to time as the Board of Directors, in its sole discretion, shall deem appropriate taking into account the Compensation Committee's recommendation. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base
Salary as so increased.  Any increase in Annual Base
Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual
Base Salary shall not be reduced at any time during the Employment Term. Annual Base Salary is subject to income and employment tax withholding and all amounts in this Agreement are stated prior to any such deductions.

     4.   Bonus and Long-Employment Term Incentives.

          (a)  In addition to Annual Base Salary,
Executive shall be eligible to receive, for each fiscal year ending during the Employment Term, any annual bonus (the "Annual

Bonus") determined in accordance
with any Company bonus plan adopted by the Board of Directors as in effect from time to time (the "Bonus
Plan").

          (b)  Executive shall be eligible to
participate in those long-term incentive plans available to senior executives of the Company, including the 2000 Stock Incentive Plan, or any successors thereto, in an amount and on such terms as shall be determined by the Compensation Committee .
Executive shall also be eligible to participate in the Company's Supplemental Executive Retirement Plan in accordance with its terms.

     5. Benefits. Subject to the application of any applicable anti-discrimination rules, the Executive shall be entitled to participate in all employee benefit plans, programs, practices or arrangements of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans on terms and conditions at least as favorable as provided to other senior executives of the Company. Notwithstanding the foregoing, (a) the Company with provide the Executive with the use of an automobile of her choice with a retail value up to $50,000 (the "Automobile") and
(b) the Executive will be entitled to four (4) weeks of vacation per year (and, to the extent the full amount of vacation time is not taken, the Executive may only carry over vacation time to a subsequent year to the extent approved by the Compensation Committee). The
Automobile shall be owned by the Company or the Bank and shall be replaced when it is approximately two years old. While the Executive is employed by the Company, the Company shall be responsible for all expenses associated with the automobile, including repairs, gasoline (while the auto is being used for business purposes) and customary insurance coverage.
Subsequent to the Executive's termination from employment with the Company, if "auto benefits" are extended to the Executive pursuant to this Agreement, the Executive shall be responsible for all expenses associated with the Automobile, including repairs and gasoline, other than customary insurance coverage which shall be purchased by the owner of the Automobile.

     6. Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by her in the course of performing her duties for the Company in accordance with the Company's reimbursement policies as in effect from time to time.
Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its employees generally.

     7.   Termination of Employment.  During the
Employment Term, the Executive's employment hereunder may be terminated under any of the following circumstances:

          (a)  Death or Disability.  The Executive's
     employment hereunder shall terminate automatically upon the Executive's death during the Employment
     Term. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 7(d) of this Agreement of its intention to terminate the Executive's employment hereunder. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the
     "Disability Effective Date"), provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means a condition rendering the Executive unable, by reason of a medically determinable physical or mental impairment, to perform her duties with the Company or the Bank, which condition, in the opinion of a physician selected by the Company's
     Board of Directors, is expected to have a duration of more than 90 consecutive days.

          (b) Termination by Company. The Company may terminate the Executive's employment for Cause or without Cause. For purposes of this Agreement, "Cause" means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Company, the Bank or an affiliate, (ii) the commission by the Executive of an act of fraud in the performance of her duties on behalf of the Company, the Bank or an affiliate, (iii) the continuing willful failure of the Executive to perform her duties to the Company, the Bank or an affiliate (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice therefor
     (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive;
     or (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the Executive's termination of employment. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company, the Bank or an affiliate. The term "affiliate" means a corporation or other business entity that is controlled by, controlling or under common control with the Company.

          (c)  Good Reason Termination.  The Executive
     may voluntarily terminate her employment hereunder for Good Reason. "Good Reason" means, without the Executive's written consent, the material breach by the Company or the Bank of any provision of this Agreement, or, if in anticipation of or after the occurrence of a Change in Control, the occurrence of one or more of the following during the Employment Term:

               (i)  a material diminution of or
          interference with the Executive's duties and responsibilities with the Company or the Bank immediately prior to the Change in Control, including, but not limited to a material demotion of the Executive, a material reduction in the number or seniority of other
          Company personnel reporting, directly or indirectly, to the Executive, or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive; or

               (ii) the assignment to the Executive by
          the Company or the Bank of duties
          inconsistent with the Executive's position, duties, responsibilities and status immediately prior to the Change in Control;
          or

               (iii)     a change in the principal
          workplace of the Executive to a location outside of a 50-mile radius from Manistique, Michigan or Traverse City, Michigan; or

               (iv) any failure by the Company or the
          Bank to continue in effect any qualified plan, welfare benefit or incentive plan or arrangement in which the Executive is participating immediately prior to the Change in Control or to reduce or eliminate the Executive's participation in, or remuneration or benefits under, any such plans or arrangements; or

               (v)  if this Agreement does not become,
          by operation of law, an obligation of any successor to the Company, any failure by a successor to the Company to expressly assume this Agreement; or

               (vi) a voluntary termination by the
          Executive for any reason or no reason during the ninety (90) day period commencing on the date six (6) months after the Change in Control.

     For purposes of this Agreement, Change in Control has the same meaning as in the Company's 2000
     Stock Incentive Plan, as the same may be amended from time to time. Notwithstanding the foregoing, prior to a Change in Control, Executive will not have "Good Reason" to terminate her employment with the Company unless (i) the Executive complies with the requirements of subsection (d) hereof and (ii) within the ten (10) day period after the Board of Directors receives the Notice of Termination, as defined in Section 7(d), below, the Company has not reasonably cured the situation which is the basis for the Executive's claim of Good Reason to terminate. The Executive's continued employment or failure to give Notice of Termination will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. After the occurrence of a Change in Control, any good faith determination by the

     Executive that there is Good
     Reason shall be conclusive and binding on the Company and its successors.

          (d)  Notice of Termination.  Any purported
     termination of employment shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) indicates the Termination Date. "Termination Date" shall mean in the case of the Executive's death, her date of death, or in all other cases of termination by the Company, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to the Executive, provided, further, that in the case of Disability, the Executive shall not have returned to the full-time performance of her duties during such period of at least thirty (30) days. In the case of the Executive's Good Reason Termination, the "Termination Date" shall be no earlier than thirty (30) days after written notice by the Executive to the Company, unless the Company agrees to an earlier Termination Date.

     8.   Obligations Upon Termination.

          (a)  Termination by the Company for Cause or
     Voluntary Termination by the Executive.  If the
     Executive's employment with the Company is terminated by the Company for Cause or if the Executive voluntarily leaves the Company's employ other than for Good Reason, the Company will pay and/or provide the Executive with the following:
     (i) the Executive's Annual Base Salary through the
     Termination Date, and (ii) all benefits to which the Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination
     Date.

          (b)  Termination by Reason of Disability or
     Death. If the Executive's employment with the Company is terminated during the Employment Term by reason of the Executive's Disability or death, the Company will pay and/or provide the Executive or the Executive's legal representative, as the case may be, with the following: (i) the Executive's Annual Base Salary as then in effect through the Termination Date (ii) a fraction of any Annual Bonus paid to the Executive for the fiscal year preceding the Termination Date determined by multiplying the prior year's Annual
     Bonus (if any) by a fraction, the numerator of which shall equal the number of days during such fiscal year preceding the Termination Date, and the denominator of which shall equal three hundred sixty-five (365) and (iii) all benefits to which the Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the

     Termination Date. Payment of the amount set forth in subparagraph (ii) hereof shall be made within thirty (30) days after the Termination date.

          (c)  Good Reason Termination or Termination
     by the Company Without Cause. If the Executive terminates her employment hereunder for Good
     Reason, or the Company terminates the Executive's employment without Cause, the Company shall provide the following payments and/or benefits to the Executive:

               (i) twelve (12) quarterly payments to
          the Executive, each in an amount equal to twenty-five percent (25%) of her Annual Base
          Salary (or, if the termination occurs after a Change in Control, the greater of the Executive's Annual Base Salary before or after the Change in Control), commencing on a date which is no later than ten (10) business days after compliance with subsection (d) hereof; and

               (ii) for the three years following the
          Termination Date, medical and dental benefits to the Executive and/or the Executive's spouse and dependents at the Company's expense in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives who are active employees and their spouse and dependents as in effect from time to time thereafter; provided, however, that (1) if the Executive becomes reemployed with another employer and is eligible to receive medical or other benefits under another employer provided plan, the medical and other benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and (2) that if the Executive and/or the Executive's spouse qualifies for coverage by Medicare or any successor program, the Company may require that the Executive and/or the Executive's spouse fully participate in
          Medicare and pay the premiums therefor
          personally.

     If, after a Change in Control, (a)the Executive terminates her employment hereunder for Good
     Reason or (b) the Company terminates the Executive's employment without Cause, the Company shall provide the following payments and/or benefits to the Executive in addition to those provided in subparagraphs (i) and (ii), above:

               (iii)  outplacement services up to a
          maximum amount of 15% of the Executive's
          Annual Base Salary (or, if the termination occurs after a Change in Control, the greater of the Executive's Annual Base Salary before or after the Change in Control) plus travel expense reimbursement for job search travel of up to $5,000; and

               (iv)  the same or similar (in nature and
          quantity) counseling services that may be available to employees of the Company pursuant to any Company "Employee Assistance
          Program" that may be in existence at the time of the Executive's termination from employment with the Company.

               (v)  a cash payment, payable within 90
          days of the end of each calendar year during which the Executive is receiving payments under this Section 8(c), equal to the amounts that the Company would have contributed to its qualified retirement plan and the Supplemental Executive Retirement Plan for the Executive's account during that calendar year if the Executive had continued in the Company's employ for the three-year period beginning on the Termination Date and had earned the Annual Base Salary (or, if the termination occurs after a Change in Control, the greater of the Executive's Annual Base
          Salary before or after the Change in Control) and a bonus equal to the bonus earned by the Executive for the fiscal year ending immediately prior to the year in which the Change of Control occurs.

          (d)  Release of Claims.  Notwithstanding the
     foregoing, the Company will not pay to the Executive, and the Executive will not have any right to receive any payments or benefits described in Sections 8(b) and (c), above, unless and until the Executive or her legal representative (in the case of the Executive's death or if the Executive is disabled such that she is unable to consent) executes, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Company, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, members of the Board of Directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of the Executive's employment with the Company, including without limitation claims arising under the Age Discrimination in Employment
     Act of 1977, as amended, Title VII of the Civil
     Rights Act of 1974, as amended, the Civil Rights
     Act of 1991, as amended, the Equal Pay Act, as amended, and any other federal, state, or local law or regulation.

          (e)  Withholding, Waiver of Vacation Pay and
     Other Issues. Payments to be made to Executive under this Section 8 will be reduced by any applicable income or employment taxes which are required by be withheld under applicable law, and all amounts are stated before any such deduction.
     Furthermore, none of the payments under this
     Section 8 shall be included as compensation for purposes of any pension, deferred compensation or welfare benefit plan or program of the Company.
     Finally, in consideration of all of the payments to be made under this Section 8 to the Executive by the Company pursuant to this Agreement, the Executive hereby waives any claim she may have for accrued and unpaid vacation pay as of the Termination Date.

     9.   Obligations of Executive During and After the
Employment Term.

          (a)  Competition.  Executive agrees that
     while employed by the Company, and for the three-year period following the Termination Date, she shall not, either directly or indirectly as an agent, stockholder, employee, officer, director, trustee, partner, member, proprietor or otherwise, render advice or assistance to (other than on behalf of the Company) or be employed by or render services to any person, company, business entity, or other organization which is engaged in the business of commercial banking within a sixty (60) mile radius of any branch office of the Bank or any other affiliated entity of the Company. The
     Company, Bank and any other affiliated entity of the Company are hereafter referred to as the "Company Affiliated Group."

          (b)  Solicitation of Employees.  The
     Executive agrees that while employed by the Company and for the three-year period following the Termination Date, she will not, directly or indirectly, induce, solicit, entice or procure any person who is an employee of the Company
     Affiliated Group, or has been such an employee within the three months preceding such contact by Executive, to terminate his or her employment with the Company Affiliated Group so as to accept employment with any person, company, business entity, or other organization whatsoever in which the Executive owns, directly or indirectly, at least a 5% equity interest or from which the Executive receives compensation.

          (c)  Solicitation of Customers.  The
     Executive agrees that while employed by the Company and for the three-year period following the Termination Date, she will not, directly or indirectly, contact any customer or prospective customer of the Company Affiliated Group with whom the Executive has had contact on behalf of the Company Affiliated Group during the two-year period preceding the Termination Date or any customer or prospective customer about whom the Executive has obtained confidential information in connection with the Executive's services to the Company Affiliated Group during such two-year period so as to cause or attempt to cause such customer or prospective customer of the Company
     Affiliated Group not to do business or to reduce such customer's business with the Company
     Affiliated Group or divert any business from the Company Affiliated Group.

          (d)  Confidentiality Agreement.  During the
     Employment Term and after the Executive's termination of employment with the Company, the Executive shall not make any Unauthorized
     Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by the Executive or disclosure by the Executive without the consent of the Board of Directors of the Company to any person, other than use or disclosure that is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as an executive of the Company or as may be legally required (provided the provisions of Section 9(c) hereof are complied with), of any confidential information obtained by the Executive while in the employ of the Company, including, but not limited to, confidential information with respect to any of the Company's customers, suppliers, contractors, methods of operation, services, products, mechanisms, databases, processes, programs and access codes
     (the "Confidential Information"); provided, however, that Confidential Information shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by her in violation of this Section
     9(d)).

          (e)  Return of Company Property.  The
     Executive agrees that all memoranda, notes, records, papers, financial models, mechanisms, programs, flow charts, work papers, source codes, computer codes, designs, software, data and other documents and all copies thereof relating to the operations or business of the Company, some of which may be prepared by her, and all objects associated therewith (such as samples) in any way obtained by her in connection with the performance of her duties hereunder shall be the exclusive property of the Company. The Executive shall not, except for the Company's use, copy or duplicate any of the aforementioned, not remove them from the Company's facilities, nor use any information concerning them, in each case, except for the Company's benefit, either during her employment or thereafter. The Executive agrees that she will deliver the original and all copies of all of the aforementioned that may be in her possession to the Company on termination of her employment, or at any other time on the request of the Board of Directors of the Company.

          (f)  Notice by Executive to Company.  If the
     Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Executive will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Executive may furnish that portion (and only that portion) of the Confidential Information that the Executive is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty.

          (g) Enforcement of Covenants. The Executive recognizes that irreparable and incalculable injury will result to the Company Affiliated
     Group, its businesses or properties in the event of her breach of any of the restrictions imposed by this Section 9. The Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company or any affiliate thereof will be entitled, in addition to any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by the Executive and by any other person or entity for whom the Executive may be acting or who is acting for the Executive or in concert with the Executive.

     10. Exclusive Remedy. The payments, severance benefits and severance protections provided to the Executive pursuant to this Agreement are to be paid and provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company.

     11.  Excise Tax Payments.  Notwithstanding
anything contained in this Agreement to the contrary, in the event that any payment or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, her employment with the Company (a
"Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal
Revenue Code of 1996, as amended (the "Code")), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company shall pay the Gross-Up
Payment to the Executive, or to the taxing authorities on behalf of the Executive, at the time when the Excise
Tax is required to be paid to the taxing authorities.
Calculation of the Gross-Up Payment shall be made by the Company's independent certified public accounting firm engaged by the Company immediately prior to the Change in Control and shall be subject to the Executive's review and consent at least ten (10) days prior to the date on which an Excise Tax payment must be made hereunder.

     12.  Successors.

          (a)  This Agreement is personal to the
     Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)  This Agreement shall inure to the
     benefit of and be binding upon the Company and its successors.

     13.  Legal Fees and Expenses.  If any legal
proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, Executive, if the prevailing party, shall be entitled to recover from the Company reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which she may be entitled.

     14.  Miscellaneous.

          (a)  This Agreement shall be governed by and
     construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and the Executive or their respective successors and legal representatives.

          (b)  All notices and other communications
     hereunder shall be in writing and shall be given by hand delivery to the other party, delivered by overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:     Sherry L. Littlejohn
                                   517 West Avenue B
                                   Newberry, MI 49868


          If to the Company:       North Country Financial Corporation
                                   333 East State Street
                                   Traverse City, Michigan  49684
                                   Attention: Chairman -
                                        Compensation Committee

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)  The invalidity or unenforceability of
     any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. By way of example and not by wary of limitation, if any payments provided for hereunder are found to be beyond limits permissible to be paid by the Company or the Bank by statute or regulation, it is intended that the payments shall be made to the maximum of any such lesser amount as is permissible to be paid by the Company or the Bank.

          (d)  The Executive's or Company's failure to
     insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

          (e)  This Agreement contains the entire
     understanding of the Company and the Executive
     with respect to the subject matter hereof.   Other
     than the terms of all qualified, welfare benefit and compensation plans and awards in which the Executive participates, it is expressly agreed that the terms and conditions of this Agreement supersede and control any conflicting or contrary provision contained in any other agreement(s), understandings and arrangements, oral or written, between the parties hereto regarding the subject matter of this Agreement, including that Management Continuity Agreement dated May 22,
     1996, as amended, between the Company and the Executive .

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                         NORTH COUNTRY FINANCIAL CORPORATION


                         By:  /s/ Wesley W. Hoffman
                              -----------------------------------------
                              Wesley W. Hoffman, Compensation Committee
                              Chairman and Authorized Signatory


                         EXECUTIVE

                         By:  /s/ Sherry L. Littlejohn
                              ------------------------------------------
                              Sherry L. Littlejohn